UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT
SCHEDULE 14A INFORMATION
Consent Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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☐     Preliminary Consent Statement
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☐    Definitive Consent Statement
☐    Definitive Additional Materials
☒    Soliciting Material Under Rule 14a-12

THEMAVEN, INC.
(Name of Registrant as Specified in Its Charter)
B. RILEY FINANCIAL, INC.
B. RILEY CAPITAL MANAGEMENT, LLC
BRC PARTNERS MANAGEMENT GP, LLC
B. RILEY FINANCE CO., LLC
B. RILEY PRINCIPAL INVESTMENTS, LLC
BRC PARTNERS OPPORTUNITY FUND, LP
BRYANT R. RILEY
DIALECTIC ANTITHESIS PARTNERS, L.P.
BR DIALECTIC CAPITAL MANAGEMENT, LLC
180 DEGREE CAPITAL CORP.

(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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B. Riley Financial, Inc. and 180 Degree Capital Corp., together with the other participants named herein (collectively, the “Participating Stockholders”), intend to file a preliminary consent statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit consents from stockholders of TheMaven, Inc. (“MVEN” or the “Company”), a Delaware corporation, for certain proposals (the “Proposals”), the ultimate effect of which, if successful, would be to remove five members of MVEN’s board of directors (the “Board”).

On November 30, 2020, the Participating Stockholders issued the following press release:

B. Riley Financial, Inc. and 180 Degree Capital Corp. Commence Process to Seek Significant Changes to Maven’s Board of Directors

Express Confidence and Support for the Company’s Management and Employees

November 30, 2020 – Los Angeles, CA and Montclair, NJ – B. Riley Financial, Inc. (“B. Riley”) and 180 Degree Capital Corp. (“180”) today announced that they are taking the steps required to seek significant changes to the composition of the Board of Directors (the “Board”) of Maven (the “Company”). B. Riley and 180 also today expressed their utmost confidence and support for the Company’s management and employees. Last week, B. Riley and 180 sent a letter to the Board requesting the immediate resignation of five of its members. In the letter, B. Riley and 180 noted that in the absence of such resignations, they would file a consent solicitation statement with the Securities and Exchange Commission (“SEC”) to seek consents from holders of at least a majority of the voting power of MVEN securities entitled to vote to remove such directors. On November 27, 2020, after having received no substantive response from the Board, B. Riley and 180 made their request publicly known in Schedule 13D filings.

As previously announced last month, B. Riley and 180 were principal investors in the Company’s $24M equity offering. Additionally, B. Riley agreed to restructure its debt in the Company to allow management to invest in the business. These actions were taken based on their confidence and support of the new management team led by Ross Levinsohn, Company employees and the contributions from content providers, particularly Jim Cramer.

The request of B. Riley and 180 is solely related to their belief that the Board’s composition needs to change to enable MVEN to achieve its growth and value creation potential. Many of the current directors joined the Board shortly after the Company merged with a shell company and before the acquisition of its two largest assets, the Sports Illustrated license and TheStreet, Inc. These acquisitions, largely financed by B. Riley and 180, have redefined the Company and its prospects. Based on the change in the fundamentals of the Company, the execution of a new business model led by Mr. Levinsohn, and in preparation for an uplist to a major stock exchange, B. Riley and 180 believe a board that reflects the “new” Maven, and one that has significant public company board experience, is critical to have in place immediately.

B. Riley and 180 note that efforts to effect these changes through private discussions with the Company’s incumbent Board have not been successful. Furthermore, as a result of the Company’s inability to file timely financial statements with the SEC, the Company has been unable to hold an annual meeting in over two years. The incumbent Board initially proposed that such changes occur at the next annual meeting, providing an estimated time frame of June 2021. B. Riley and 180 do not believe additional delay, particularly on that projected timeframe, is in the best interest of stockholders and that the Company needs to act promptly. B. Riley and 180 regrettably determined that asking stockholders to remove Board members by written consent is the only viable path forward at this time. To be clear, this is 100% a Board of Directors oversight matter and has nothing to do with Maven’s management or employees.

About B. Riley Financial, Inc.

B. Riley Financial (NASDAQ: RILY) provides collaborative financial services solutions tailored to fit the capital raising, business, operational, and financial advisory needs of its clients and partners. B. Riley operates through several subsidiaries that offer a diverse range of complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, corporate advisory, restructuring, due diligence, forensic accounting and litigation support, appraisal and valuation, and auction and liquidation services. Certain registered affiliates of B. Riley originate and underwrite senior secured loans for asset-rich companies. B. Riley also makes proprietary investments in companies and assets with attractive return profiles. For the latest Company news and developments, follow B. Riley on Twitter @BRileyFinancial and LinkedIn. For more information about B. Riley, visit our website at www.brileyfin.com.

About 180 Degree Capital Corp.

180 Degree Capital Corp. (NASDAQ: TURN) is a publicly traded registered closed-end fund focused on investing in and providing value-added assistance through constructive activism to what we believe are substantially undervalued small, publicly traded companies that have potential for significant turnarounds. Our goal is that the result of our constructive activism leads to a reversal in direction for the share price of these investee companies, i.e., a 180-degree turn. Detailed information about 180 and its holdings can be found on its website at www.180degreecapital.com.

Contact information:

B. Riley Financial, Inc.
Daniel Shribman
917-612-2035

180 Degree Capital Corp.
Daniel Wolfe
917-912-2742

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

B. Riley and certain of its affiliates and 180 (collectively, the “Participating Stockholders”) intend to file a preliminary consent statement and accompanying WHITE consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit consents from stockholders of MVEN for the proposals referenced above, the ultimate effect of which, if successful, would be to remove five members of MVEN’s board of directors (the “Proposals”).

THE PARTICIPATING STOCKHOLDERS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE INFORMATION STATEMENT AND OTHER RELATED MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS CONSENT SOLICITATION WILL PROVIDE COPIES OF THE INFORMATION STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

Participants in the Solicitation

B. Riley and certain of its affiliates and 180 and certain of each of their respective directors and senior management may be deemed participants in the solicitation of consents in connection with the Proposals. Information regarding the special interests of these directors and executive officers with respect to the Proposals will be included in the consent solicitation documents referenced above. Additional information regarding the directors and senior management of B. Riley is also included in B. Riley’s annual report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2019, which was filed with the SEC on April 23, 2020, and additional information regarding the directors and senior management of 180 is also included in 180’s annual report on Form N-CSR, which was filed with the SEC on February 24, 2020. These documents are available free of charge at the SEC’s web site at www.sec.gov.

As of the date hereof, B. Riley and its affiliates beneficially own 4,245 shares of Series H Preferred Stock, 16,496 shares of Series J Preferred Stock, 3,367 shares of Series K Preferred Stock and warrants in respect of 875,000 shares of the Company’s common stock. Additionally, as of the date hereof, B. Riley and its affiliates hold approximately $54.6 million in aggregate principal amount of 12% promissory notes issued by the Company, approximately $4.1 million in aggregate principal amount of a 15% delayed draw term loan with the Company as borrower and approximately $12 million aggregate principal amount of 12% senior secured subordinated convertible debentures issued by the Company. As of the date hereof, 180 beneficially owns 1,320 shares of Series H Preferred Stock, 5,000 shares of Series I Preferred Stock, and 1,000 shares of Series J Preferred Stock. 180 may be deemed to beneficially own an additional 5,250 shares of Series J Preferred Stock that are held by a separately managed account (“SMA”). 180 disclaims beneficial ownership of the shares held by the SMA except to the extent of its pecuniary interest therein.